Exhibit 99.1

XpresSpa Strengthens its Liquidity, Capital Structure and Strategic Partnership

Generates First Quarter of Positive Comparable Store Sales Since 2017

NEW YORK, July 8, 2019 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness holding company, today announced that it has improved its capital structure and significantly strengthened its financial condition through a series of debt and equity transactions. This new round of funding provides the Company the necessary working capital for operations, new initiatives to improve the business and capital to continue to renovate spas and build five new spas by the end of 2019.

Doug Satzman, XpresSpa Group CEO, stated, “While these series of transactions dilute existing common shareholders in the short-term, we are removing the liquidation preference of the Series D preferred shareholders, which is a necessary positive step forward for XpresSpa. Our Board had limited options to simplify and enhance our capital structure, address potential loan defaults, and secure additional working capital to support operations, invest in new technology, attract top talent, renovate spas and build five new spas by year-end. We have now substantially improved our balance sheet through the restructuring and reduction of outstanding secured debt and conversion of preferred shares to common, subject to shareholders’ approval. We thank our investors for their commitment and for providing us with greater flexibility as we execute our nearer-term and longer-term priorities and work to build a sustainable and enduring brand that is already demonstrating upward trending results.”

•	The Company recently eliminated over $2.3 million of secured convertible notes due November 17, 2019 pursuant to an agreement by which the notes were converted into an aggregate of 942,432 shares of underlying common stock (585,660 shares of common stock that were issued and 356,772 shares underlying warrants that were issued as a result of a beneficial ownership blocker) at a conversion price equal to $2.48 per share.

•	B3D, LLC, XpresSpa’s senior secured lender, has agreed to amend the Company’s $6.5 million senior secured note. The amendment extends the senior secured note’s maturity by 17 months to May 31, 2021, increases the principal amount by $0.5 million, reduces the interest rate from 11.24% to 9.00%, provides the Company the option to conserve cash and pay interest in common stock and, subject to Shareholder Approval, the entire principal amount due of the senior secured note will be convertible into shares of common stock at a conversion price of $2.00 per share. This amendment will enable the Company to deploy more capital to operations and eliminate its obligation to pay down or refinance the current principal amount of $6.5 million by December 31, 2019.

•	The Company recently received a second capital infusion from Calm.com, Inc. of $2.5 million in 5.00% unsecured convertible notes (the “Calm Note”) due May 31, 2022. Calm is the world’s #1 app for sleep, meditation and relaxation with over 50 million downloads and 75,000 new users daily. The outstanding principal balance of the Calm Note will be convertible at Calm’s option into shares of Series E Preferred Stock at a conversion price equal to $3.10 per share. In addition, Calm was issued warrants to purchase 937,500 shares of common stock which are exercisable beginning six months from the time of issuance, have a term of five years, and feature an exercise price of $2.00 per share.

•	In addition, on July 8, 2019, holders constituting a majority of the outstanding shares of Series D Preferred Stock agreed to convert approximately $24 million of the Series D 9% Convertible Preferred Stock into shares of common stock at a price of $2.00 per share, subject to Shareholder Approval. The conversion of the Series D Preferred Stock creates a more simplified capital structure, aligns the holders of the Series D Preferred Stock with the common shareholders and removes the dilutive uncertainty associated with the Series D Preferred Stock when it automatically converted into common stock at maturity at the then current market price.

•	Finally, the Company entered into an amendment with the investors to its May 2018 Securities Purchase Agreement to provide for, among other provisions, (i) the waiver of certain provisions regarding restrictions on subsequent equity sales and participation in subsequent financings, and the removal of certain such provisions upon receipt of Shareholder Approval, (ii) the amendment to certain provisions of the Class A Warrants issued pursuant to the May 2018 SPA to reduce the exercise price of the Class A Warrants issuable pursuant to anti-dilution price protection contained in such Class A Warrants to $2.00 per share with respect to a limited number of Class A Warrants and to $2.00 per share with respect to the remainder Class A Warrants following receipt of Shareholder Approval, (iii) the cancellation of all outstanding Class B Warrants and (iv) the establishment of a new class of preferred stock, to be designated Series F Convertible Preferred Stock and the issuance of 9,000 shares of such Series F Preferred Stock to the parties to the May 2018 SPA Amendment, which will be convertible into common stock upon receipt of Shareholder Approval.

Mr. Satzman continued, “We are grateful to our senior secured lender B3D, LLC for its continued commitment to our business and for the support and flexibility it has continued to provide to us by its willingness to once again restructure our senior secured credit facility. We are also pleased to receive our second investment from Calm, while also extending and broadening our strategic partnership. Looking ahead, we will be expanding our relationship to include XpresSpa’s international portfolio and we will collaborate on testing an expanded Calm brick-and-mortar experience at select domestic XpresSpa locations. We believe that these efforts will provide an even more holistic wellness experience for the traveler.”

Mr. Satzman concluded, “We also continue to execute on prioritized initiatives to improve performance. As we indicated in our first quarter 2019 earnings release, our sales momentum and employee engagement has been building since March when we marked our first month of positive comparable store sales growth since 2017. Encouragingly, this positive trend has now been sustained through June with the second quarter 2019 representing our first full quarter of positive comparable store sales in two years.”

Webcast

XpresSpa Group, Inc. will host a webcast to provide additional information and context on Wednesday, July 10, 2019 at 4:30 p.m. Eastern Time.

The webcast can be accessed from Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast. An archive of the webcast will be available at the same location on the company’s website at the same location shortly after the call has concluded.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related products, with 55 locations in 23 airports globally, as well as one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

About Calm.Com, Inc.

Calm is a leading global health and wellness brand with the #1 app for sleep, meditation and relaxation. Calm is on a mission to make the world happier and healthier. With hundreds of hours of original audio content, the Calm app helps users cope with some of the most important mental health issues of the modern age including anxiety, stress and insomnia. Apple’s 2017 iPhone App of the Year and Inc.’s 19th fastest growing company boasts over 50 million downloads to date, averaging 75,000 new users daily.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253